VIRGINIA COMMERCE BANCORP, INC.

                                  PRESS RELEASE
                             FOR IMMEDIATE RELEASE:


Contact:          Peter A. Converse
                  President and Chief Executive Officer
                  (703) 534-0700

                  William K. Beauchesne
                  Executive Vice President and Chief Financial Officer
                  (703) 633-6120

     Virginia Commerce Bancorp Announces Completion of Sale of Common Stock
                      and Exercise of Over-Allotment Option

     Arlington, Virginia, June 2, 2004 - Virginia Commerce Bancorp, Inc. (Nasdaq "VCBI") announced the closing, on June 1, 2004, of the sale by the Company of 891,250 shares of its common stock at $26.30 per share, including 116,250 shares subject to the underwriters' over-allotment option. The shares were sold in a firm commitment underwritten offering lead managed by Sandler O'Neill & Partners, L.P., and co-managed by Ryan Beck & Co. and Legg Mason Wood Walker, Incorporated. The Company received net proceeds from the offering of approximately $22.0 million, after underwriting discounts and commissions and estimated expenses.

     This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

     Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the "Bank"), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through thirteen branch offices, two residential mortgage offices and one investment services office, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

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